W3 Group, Inc. Announces Letter of Intent for Proposed Acquisition

NEW YORK CITY--(BUSINESS WIRE)--January 20, 2005--W3 Group, Inc. (OTCBB: WWWG and WWWGP) announced today that it has entered into a Letter of Intent to acquire Cristina Acquisition Corp. ("CAC"), a newly formed and wholly owned subsidiary of Signal Companies, Inc. ("SCI"). SCI is a privately held company located in Los Angeles, CA.

The Letter of Intent is not binding upon the parties except as specifically stated therein and is subject to due diligence review and other matters and closing of a formal Acquisition Agreement. Subject to such closing, of which there can be no assurance, the transaction is expected to involve, on behalf of W3 Group, Inc. ("W3"), a corporation name change, change of management and a 1 for 20 reverse split of W3's common stock. It is intended that W3 will acquire 100 percent of the issued and outstanding capital stock of CAC in exchange for 83 percent of the total issued and outstanding shares of W3's common stock. An additional condition of the transaction requires that CAC deposit $1,500,000 in an escrow account before January 31, 2005. Any terms of the acquisition could change at any time prior to the closing and discussion between parties may terminate at any time.

Signal Companies, Inc. is involved in the oil and gas industry. CAC also intends to engage in the oil and gas business and to be located in Casper, Wyoming. CAC has entered into a letter of intent to acquire 100% of the membership interests of Gas Ventures LLC for a total cash consideration of $1.2 million and shares of common stock whose value is equal to $7.5 million payable at the closing. Gas Ventures currently owns and operates oil and gas wells throughout the state of
Wyoming.   CAC is also in the process of identifying additional acquisition candidates and plans to grow its operations through a series of additional acquisitions.

Forward Looking Statements

Statements contained in this release that are not historical facts are forward-looking statements that involve risks and uncertainties. Among the important factors which could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, those discussed in "Risk Factors" in the Company's Forms 10-KSB, Forms 10-QSB, and other filings with the Securities and Exchange Commission. Such risk factors include, but are not limited to, a limited operating history with no earnings; reliance on the Company's management team, members of which have other business interests; the ability to successfully implement the Company's business plan; the ability to continue as a going concern; the ability to fund the Company's business and acquisition strategy; uncertainty in government regulation of the acquired companies; and the limited public market for the Company's common stock. The actual results that the Company achieves may differ materially from any forward-looking statements due to such risks and uncertainties. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

For further information please contact:

W3 Group, Inc.
Robert Gordon, Acting President
212-750-7878